UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2014

Hipcricket, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 110th Avenue NE, Suite 410
Bellevue, WA  98004
(Address of Principal Executive Offices)

(855) 423-5433
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition

    On July 9, 2014, Hipcricket, Inc. 2015 (the “Company”) issued a press release announcing the results of its operations for the first quarter of fiscal 2015 ended May 31, 2014.  The full text of the press release is attached as an exhibit to this report.

    The information in this Item 2.02 and attached as Exhibit 99.1 to this report shall not be treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section.  This information will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or into another filing under the Exchange Act, unless that filing expressly incorporates this information by reference.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On July 2, 2014, the Company and Thomas J. Virgin agreed that Mr. Virgin’s employment as the Company’s Chief Financial Officer would cease effective as of the close of business on July 3, 2014.  The Company had announced on June 5, 2014, that Mr. Virgin would be leaving the Company and was working to transition his responsibilities.

    On July 8, 2014, the Board of Directors appointed Todd E. Wilson, the Company’s Chairman and Interim Chief Executive Officer, to serve as the Company’s principal financial officer.

    Mr. Wilson has been a director since June 2010 and was appointed to the position of Chairman in March 2013.  He has served as Interim Chief Executive Officer of the Company since May 30, 2014. Mr. Wilson has more than 20 years of experience as an investor, board member and advisor to growing middle-market companies. He has served as a Partner at Crane Street Capital, a California-based investment firm, since September 2011.  From July 2010 to September 2011, Mr. Wilson held the position of Managing Director for the Office of Small Business Services for the City of Los Angeles.  From July 2002 to December 2009, he served as a Principal in the private equity group at American Capital, Ltd. He received an MBA from the Fuqua School of Business at Duke University and a Bachelor's degree in Finance from The Wharton School of Business.

Item 9.01   Financial Statements and Exhibits

(d)  Exhibits

No.	Description
99.1	Press Release issued July 9, 2014

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Hipcricket, Inc.
(Registrant)

Date: July 9, 2014	By:	/s/ Todd E. Wilson
Todd E. Wilson
Interim Chief Executive Officer